CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Energy East Corporation on Form S-8 of our report dated January 30, 1998, on our audits of the consolidated financial statements and financial statement schedule of New York State Electric & Gas Corporation and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report on Form 10-K for 1997 of New York State Electric & Gas Corporation. We also consent to the reference to our Firm under the caption "Experts" in the related Prospectus pertaining to the Restricted Stock Plan.


PricewaterhouseCoopers LLP [sig]
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December 16, 1998